Exhibit 99.1

ATLANTIC AMERICAN CORPORATION REPORTS
FOURTH QUARTER AND YEAR END RESULTS FOR 2015

ATLANTA, Georgia, March 29, 2016 - Atlantic American Corporation (Nasdaq- AAME) today reported its results for the fourth quarter and year ended December 31, 2015.  For the fourth quarter ended December 31, 2015, the Company reported net income of $0.1 million, or nil per diluted share, down from $1.3 million, or $0.06 per diluted share, in the fourth quarter of 2014.  The decrease was attributable to a decline in realized investment gains of $0.4 million and an increase in operating expenses.  Premiums for the fourth quarter of 2015 decreased 1.9% to $37.5 million compared to $38.3 million for the fourth quarter of 2014, as premiums in both of the Company’s operating segments decreased slightly.

Net income for both the years ended December 31, 2015 and 2014 was $4.4 million, or $0.19 per diluted share.  Total premiums earned during 2015 decreased 1.7% to $150.9 million from $153.5 million in 2014. Premiums in the property and casualty operations increased 3.5% in 2015 as compared to 2014; but were offset by a 4.4% premium decrease from the life and health operations in the comparable years.  Benefits and losses declined 4.5% in 2015 as compared with 2014; however, were offset by higher commissions and expenses.  Realized investment gains were $4.9 million in 2015 as compared to $1.6 million in 2014; although 2014 also included a $0.8 million gain from the purchase of Company’s debt which did not recur in 2015.

Commenting on the results, Hilton H. Howell, Jr., chairman, president and chief executive officer, stated, “We have completed a successful year of retooling our life and health operations.  Not only have we successfully re-priced a great deal of our Medicare supplement business to make our product more competitive in key markets, but we have broadened our distribution channels and territories.  Our fourth quarter production statistics would indicate that 2016 should be off to an excellent start.  And of course our property and casualty operation continues to perform consistently well.  In recognition of our enthusiasm for 2016, our Board of Directors recently approved our 5th annual dividend of $0.02 per share to be paid on April 22, 2016.”

Atlantic American is an insurance holding company involved through its subsidiary companies in specialty markets of the life, health, and property and casualty insurance industries.  Its principal insurance subsidiaries are American Southern Insurance Company, American Safety Insurance Company, Bankers Fidelity Life Insurance Company and Bankers Fidelity Assurance Company.

Note regarding forward-looking statements:  This news release contains forward-looking statements subject to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995.  These forward-looking statements may relate to, among other things, our future strategies, operating or financial performance.  Forward looking statements are based on management’s assumptions regarding, among other things, general economic and industry-specific business conditions, as well as the execution of our business strategy.  Actual results could differ materially from those indicated by such forward-looking statements due to a number of factors and risks, including those detailed from time to time in statements and reports that Atlantic American Corporation files with the Securities and Exchange Commission.

For further information contact:
John G. Sample, Jr.	Hilton H. Howell, Jr.
Senior Vice President and Chief Financial Officer	Chairman, President & CEO
Atlantic American Corporation	Atlantic American Corporation
404-266-5501	404-266-5505

Atlantic American Corporation
Selected Financial Data

	Three months ended December 31,		Year ended December 31,
(Unaudited; In thousands, except per share data)	2015	2014	2015	2014

Insurance premiums
Life and health	$24,284	$24,765	$96,384	$100,834
Property and casualty	13,259	13,512	54,508	52,654
Investment income	2,538	2,492	10,085	10,367
Realized investment gains (losses), net	(249)	130	4,857	1,571
Other income	25	20	103	895

Total revenue	39,857	40,919	165,937	166,321

Insurance benefits and losses incurred
Life and health	16,263	16,232	66,318	68,016
Property and casualty	8,840	8,972	35,046	38,179
Commissions and underwriting expenses	10,211	10,704	43,235	40,923
Interest expense	365	356	1,429	1,607
Other expense	4,034	3,317	14,201	12,692

Total benefits and expenses	39,713	39,581	160,229	161,417

Income before income taxes	144	1,338	5,708	4,904

Income tax expense	30	56	1,320	474

Net income	$114	$1,282	$4,388	$4,430

Basic earnings per common share	$0.00	$0.06	$0.19	$0.19

Diluted earnings per common share	$0.00	$0.06	$0.19	$0.19

Reconciliation of Net Income to non-GAAP Measurement

Net income	$114	$1,282	$4,388	$4,430
Income tax expense	30	56	1,320	474
Realized investment and other losses (gains), net	249	(130)	(4,857)	(2,321)

Operating income	$393	$1,208	$851	$2,583

Selected Balance Sheet Data	December 31, 2015	December 31, 2014

Total cash and investments	$254,007	$256,660
Insurance subsidiaries	229,092	235,537
Parent and other	24,915	21,123
Total assets	314,603	317,008
Insurance reserves and policyholder funds	163,345	164,094
Debt	33,738	33,738
Total shareholders' equity	102,492	104,195
Book value per common share	4.75	4.79
Statutory capital and surplus
Life and health	35,322	34,004
Property and casualty	38,308	39,012